EXHIBIT 99.1

15 West 6th Street, Suite, 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces 2014 First-Quarter
Financial and Operating Results

TULSA, OK - May 8, 2014 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”), today announced its 2014 first-quarter results, reporting a net loss attributable to common stockholders of $0.2 million, or $0.00 per diluted share. Adjusted Net Income, a non-GAAP financial measure, for the first quarter of 2014 was $69.0 million, or $0.49 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, for the first quarter of 2014 was $187.3 million. (Please see supplemental financial information at the end of this news release for reconciliations of these non-GAAP financial measures.)
2014 First-Quarter Highlights

•
Increased Permian average quarterly production volumes to a Company record of 27,041 barrels of oil equivalent (“BOE”) per day, on a two-stream basis, up approximately 8% from the first quarter of 2013

•	Increased cash margin to $47.52 per BOE, up 31% from first-quarter 2013 as oil production rose to 58% of overall production

•	Completed seven horizontal wells during the quarter, including three multi-well pads of two-stacked laterals, increasing the total number of Company horizontal completions from multi-well pads to 17

•
Recorded the Company’s second best 30-day average initial production (“IP”) rate from a horizontal Cline well with the Curry-Glass 10 SL #153H producing 900 BOE per day (“BOE/D”), on a two-stream basis, representing approximately 119% of the Company’s Cline type curve

•	Pre-funded a portion of the $1 billion 2014 capital program by raising approximately $442 million in a senior notes offering, increasing total liquidity to approximately $1.4 billion at quarter end
“Execution of our long-term plan for the full-scale, multi-zone development of our Permian-Garden City acreage took several impressive steps forward this quarter,” commented Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “We are now operating seven horizontal rigs, with five drilling stacked-laterals from multi-well pads, which we believe is the most efficient, cost-effective way to recover the maximum amount of resource. Laredo has completed more than 100 horizontal wells to date, 68 of which have meaningful production history of more than 12 months, including 24 long lateral wells with at least 25 frac stages. Additionally, 17 of the horizontal completions were drilled on multi-well pads, either as stacked laterals or as North/South combinations. This substantial database continues to confirm the high quality of our acreage with high-return horizontal wells from four proven zones, where we have identified more than 1.6 billion BOE of recoverable resource.”
“To support the acceleration of the recovery of these resources, we have made significant progress in the build-out of the first of our four initial production corridors. These corridors will facilitate cost-effective development drilling for hundreds of horizontal wells for many years to come. As we build assets that reduce costs in the long-term and transition to drilling stacked laterals on multi-well pads, Laredo is truly at an inflection point in our multi-year process to accelerate the full-scale development of our Permian-Garden City asset.”
Operational Update
In the first quarter of 2014, Laredo set a Company record for total average production per day from the Permian Basin of 27,041 BOE/D, an increase of 8% from the first quarter of 2013. Average realized prices in the first quarter of 2014 increased 36% to $71.17 per BOE from $52.35 per BOE in the prior-year quarter, driven by higher realized oil and natural gas prices and an increase in oil production as a percentage of total production to 58% from 46%, reflecting the Company’s divestiture of its Anadarko Basin properties and focus on the oil-rich Permian Basin.
During the first quarter of 2014, Laredo completed seven horizontal wells, including three in the Upper Wolfcamp, three in the Middle Wolfcamp and one in the Cline, bringing the total number of horizontal completions in the Permian-Garden City asset to 103. Six of the completions were two-stacked laterals; four as Upper-Middle Wolfcamp combinations and two as an Upper Wolfcamp-Cline combination. At the end of the first quarter of 2014, the Company had completed 17 horizontal wells as stacked laterals or from common pads.
As a result of the Company’s transition and focus on drilling stacked laterals from multi-well pads, the Company exited the quarter with 13 horizontal wells drilled and uncompleted. The timing of completion activities for multi-well pads is dependent upon the completion of drilling operations for all wells on the pad. The Company expects to complete between 15 and 20 horizontal wells during the second quarter of 2014. Laredo added its sixth and seventh horizontal rigs late in the first quarter and has transitioned the majority of its horizontal rigs to drilling stacked-lateral wells from common pads.
An integral part of Laredo’s multi-zone development plan is the build-out of production corridors and pipeline take-away capacity. These assets facilitate the movement of oil, gas and water on and off location and the sales of produced oil and high-BTU natural gas into the best possible market. During the first quarter of 2014, the Company’s first production corridor began oil and low-pressure gas gathering operations, and centralized gas lift and rig fuel supply is expected to be operational in the third quarter. Additionally, the water management system, including a recycling plant and frac pits, is expected to be completed in the fourth quarter, which will result in the production corridor being fully operational. Three additional production corridors are currently in various stages of planning and construction as the Company continues to implement its full-scale development plan for the Permian-Garden City asset.
In addition to production corridors, the Company is building other infrastructure that is expected to increase efficiency and reduce costs. The Company’s wholly owned subsidiary, Laredo Midstream Services (“LMS”), has built oil truck stations in Glasscock and Reagan counties. The Glasscock truck station serves as an unloading facility for the Company’s oil that is trucked from well sites in Glasscock County. It received 437,000 barrels of oil in the first quarter of 2014, cutting the Company’s trucked mileage in the area by approximately half. The Reagan County station is expected to become operational in the second quarter and will serve as an unloading facility for the Company’s trucked oil and have storage tanks for oil gathered through the Company’s initial production corridor in Reagan County. These facilities are expected to increase the efficiency and reduce operational costs of the Company’s production activities.
2014 Capital Program
During the first quarter of 2014, Laredo invested approximately $204.1 million in total capital expenditures, with approximately $188.3 million allocated to development activities, $8.5 million for exploration and $7.3 million for the acquisition of mineral interests in the Permian-Garden City asset. Additionally, $13.5 million was invested in pipelines and related infrastructure assets held by LMS.
Liquidity
At March 31, 2014, the Company had approximately $548 million in cash and cash equivalents and an undrawn senior secured credit facility, which had $812.5 million available for borrowings, resulting in total liquidity of approximately $1.4 billion. On May 8, 2014, the Company’s senior secured credit facility was amended to increase the borrowing base to $1 billion with an aggregate elected commitment amount of $825 million.
Commodity Derivatives
In the first quarter of 2014, the Company received net proceeds of $76.7 million from the early termination of a physical commodity contract with a Light Louisiana Sweet Argus index price and an associated oil basis swap financial derivative contract which hedged the differential between the Light Louisiana Sweet Argus and the Brent International Petroleum Exchange index oil prices. The Company agreed to settle the contracts early due to the counterparty’s decision to exit the physical commodity trading business.
Laredo maintains an active hedging program to underpin its capital program and reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. At May 7, 2014, the Company had hedges in place for 4,236,997 barrels of oil at a weighted-average floor price of $88.01 per barrel, representing approximately 70% of anticipated oil production for the remaining three quarters of the year. Additionally, the Company had hedges in place for 15,947,500 million British thermal units (“MMBtu”) of natural gas at a weighted-average floor price of $3.65 per MMBtu, representing approximately 50% of anticipated natural gas production for the remaining three quarters of 2014.
Guidance
The table below reflects the Company’s guidance for the second quarter of 2014:

2Q-2014
Production (MMBOE)	2.6 - 2.8
Crude oil % of production	~58%

Price Realizations (pre-hedge, two-stream basis, % of NYMEX):
Crude Oil	90% - 95%
Natural Gas, including natural gas liquids	135% - 145%

Operating Costs & Expenses:
Lease operating expenses ($/BOE)	$7.75 - $8.25
Production and ad valorem taxes (% of oil and gas revenue)	7.00%
General and administrative expenses ($/BOE)	$10.25 - $10.75
Depletion, depreciation and amortization ($/BOE)	$20.00 - $21.00
The Company expects its full-year production to be in the range of 12.2 million to 12.7 million BOE (“MMBOE”). As previously projected, growth in production is weighted to the second half of the year, reflecting the Company’s transition to multi-well pad drilling.

Estimated Production and Completions
	2Q-2014E	3Q-2014E	4Q-2014E
Production (MMBOE)	2.6 - 2.8	3.0 - 3.4	3.5 - 4.0
Horizontal Completions	15 - 20	20 - 25	20 - 25

Conference Call Details
Laredo has scheduled a conference call today at 9:00 a.m. CT (10:00 a.m. ET) to discuss its first-quarter 2014 financial and operating results and management’s outlook for the future, the content of which is not part of this earnings release. Participants may listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” The conference call may also be accessed by dialing 1-866-202-0886, using the conference code 64885520. International participants may access the call by dialing 1-617-213-8841, also using conference code 64885520. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. A telephonic replay will be available approximately two hours after the call on May 8, 2014 through Thursday, May 15, 2014. Participants may access this replay by dialing 1-888-286-8010, using conference code 47404317.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements
This press release (and oral statements made regarding the subjects of this release, including any statements made on the conference call announced herein) contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.
General risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2013, and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.
The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. The Company may use the term “resource potential” which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions or “recoverable resource” which refers to the Company’s internal estimates of booked reserves plus resource potential.“Resource potential” refers to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves, largely from a specified resource play. A resource play is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. Unbooked resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and does not include any proved reserves. Actual quantities that may be ultimately recovered from the Company’s interests will differ substantially. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s core assets provides additional data. In addition, the Company’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.
# # #

Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com
14-10

Laredo Petroleum, Inc.
Condensed consolidated statements of operations

	Three months ended March 31,
(in thousands, except per share data)	2014	2013
	(unaudited)
Revenues:
Oil and natural gas sales	$173,214	$163,625
Transportation and treating	96	80
Total revenues	173,310	163,705
Costs and expenses:
Lease operating expenses	21,785	22,442
Production and ad valorem taxes	12,450	11,445
Transportation and treating	1,110	108
Drilling and production	251	674
General and administrative	23,325	16,417
Stock-based compensation	4,329	3,217
Accretion of asset retirement obligations	415	394
Depletion, depreciation and amortization	49,607	64,503
Total costs and expenses	113,272	119,200
Operating income	60,038	44,505
Non-operating income (expense):
Loss on derivatives:
Commodity derivatives, net	(31,112)	(16,854)
Interest rate derivatives, net	—	(6)
Income (loss) from equity method investee	16	(64)
Interest expense	(28,986)	(25,349)
Other	(62)	15
Non-operating expense, net	(60,144)	(42,258)
Income (loss) from continuing operations before income taxes	(106)	2,247
Income tax expense:
Deferred	(107)	(1,110)
Total income tax expense	(107)	(1,110)
Income (loss) from continuing operations	(213)	1,137
Income from discontinued operations, net of tax	—	272
Net income (loss)	$(213)	$1,409
Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$—	$0.01
Income from discontinued operations, net of tax	—	—
Net income (loss) per share	$—	$0.01
Diluted:
Income (loss) from continuing operations	$—	$0.01
Income from discontinued operations, net of tax	—	—
Net income (loss) per share	$—	$0.01
Weighted-average common shares outstanding:
Basic	141,067	127,200
Diluted	141,067	128,851

Laredo Petroleum, Inc.
Condensed consolidated balance sheets

(in thousands)	March 31, 2014	December 31, 2013
Assets:	(unaudited)
Current assets	$650,791	$307,609
Net property and equipment	2,374,778	2,204,324
Other noncurrent assets	56,013	111,827
Total assets	$3,081,582	$2,623,760

Liabilities and stockholders' equity:
Current liabilities	$259,542	$253,969
Long-term debt	1,501,479	1,051,538
Other noncurrent liabilities	44,960	45,997
Stockholders' equity	1,275,601	1,272,256
Total liabilities and stockholders' equity	$3,081,582	$2,623,760

Laredo Petroleum, Inc.
Condensed consolidated statements of cash flows

	Three months ended March 31,
(in thousands)	2014	2013
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(213)	$1,409
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense	107	1,263
Depletion, depreciation and amortization	49,607	65,130
Non-cash stock-based compensation, net of amount capitalized	4,329	3,217
Accretion of asset retirement obligations	415	394
Mark-to-market on derivatives:
Loss on derivatives, net	31,112	16,860
Cash settlements (paid) received for matured derivatives, net	(1,431)	3,676
Cash settlements received for early terminations of derivatives, net	76,660	—
Change in net present value of deferred premiums paid for derivatives	65	151
Cash premiums paid for derivatives	(1,959)	(2,422)
Amortization of deferred loan costs	1,207	1,294
Write-off of deferred loan costs	124	—
Other	(47)	16
Cash flow from operations before changes in working capital	159,976	90,988
Changes in working capital	(32,181)	(28,188)
Changes in other noncurrent liabilities and fair value of performance unit awards	322	260
Net cash provided by operating activities	128,117	63,060
Cash flows from investing activities:
Capital expenditures:
Acquisition of mineral interests	(7,305)	—
Investment in equity method investee	(11,300)	(938)
Oil and natural gas properties	(187,040)	(187,813)
Pipeline and gathering assets	(10,520)	(4,046)
Other fixed assets	(3,369)	(6,588)
Proceeds from dispositions of capital assets, net of costs	268	—
Net cash used in investing activities	(219,266)	(199,385)
Cash flows from financing activities:
Borrowings on revolving credit facilities	—	135,000
Issuance of January 2022 Notes	450,000	—
Other	(9,485)	(875)
Net cash provided by financing activities	440,515	134,125
Net increase (decrease) in cash and cash equivalents	349,366	(2,200)
Cash and cash equivalents, beginning of period	198,153	33,224
Cash and cash equivalents, end of period	$547,519	$31,024

Laredo Petroleum, Inc.
Selected operating data

	Three months ended March 31,
	2014	2013
	(unaudited)	(unaudited)
Production data:
Oil (MBbl)	1,421	1,422
Natural gas (MMcf)	6,076	10,219
Oil equivalents (MBOE)(1)(2)	2,434	3,125
Average daily production (BOE/D)(2)	27,041	34,722
% Oil	58%	46%

Average sales prices:
Oil, realized ($/Bbl)(3)	$91.78	$82.15
Natural gas, realized ($/Mcf)(3)	$7.04	$4.58
Average price, realized ($/BOE)(3)	$71.17	$52.35
Oil, hedged ($/Bbl)(4)	$89.94	$81.84
Natural gas, hedged ($/Mcf)(4)	$6.92	$4.73
Average price, hedged ($/BOE)(4)	$69.79	$52.70

Average costs per BOE:
Lease operating expenses	$8.95	$7.18
Production and ad valorem taxes	5.12	3.66
General and administrative(5)	11.36	6.28
Depletion, depreciation and amortization	20.38	20.64
Total	$45.81	$37.76
_______________________________________________________________________________

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(3)
Realized oil and natural gas prices are the actual prices realized at the wellhead after all adjustments for natural gas liquid content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead. The prices presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(4)
Hedged prices reflect the after effect of our commodity hedging transactions on our average sales prices. Our calculation of such after effects include current period settlements of matured commodity derivatives in accordance with GAAP and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments that settled in the period. The prices presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(5)
General and administrative includes non-cash stock-based compensation, net of amount capitalized, of $4.3 million and $3.2 million for the three months ended March 31, 2014 and 2013, respectively. Excluding stock-based compensation, net of amount capitalized, from the above metric results in general and administrative cost per BOE of $9.58 and $5.25 for the three months ended March 31, 2014 and 2013, respectively.

Laredo Petroleum, Inc.
Costs incurred

Costs incurred in the acquisition, exploration and development of oil and natural gas assets are presented below for the periods presented:

	Three months ended March 31,
(in thousands)	2014	2013
	(unaudited)
Property acquisition costs:
Proved	$25	$—
Unproved	7,280	—
Exploration	8,499	8,761
Development costs(1)	188,313	157,316
Total costs incurred	$204,117	$166,077
_______________________________________________________________________________

(1)	The costs incurred for oil and natural gas development activities include $0.6 million in asset retirement obligations for the three months ended March 31, 2014 and 2013.

Laredo Petroleum, Inc.
Supplemental reconciliation of GAAP to non-GAAP financial measures
(Unaudited)
Non-GAAP financial measures
The non-GAAP financial measures of Adjusted Net Income and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures used by other companies. Therefore, these non-GAAP measures should be considered in conjunction with net income or loss and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities. Adjusted Net Income or and Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or any other GAAP measure of liquidity or financial performance.
Adjusted Net Income
Adjusted Net Income is a non-GAAP financial measure used by the Company to evaluate performance, prior to impairment of long-lived assets, gains or losses on derivatives, cash settlements of matured commodity derivatives, cash settlements on early terminated derivatives, gains or losses on sale of assets, write-off of deferred loan costs and bad debt expense.
The following presents a reconciliation of net income (loss) to Adjusted Net Income:

	Three months ended March 31,
(in thousands, except for per share data, unaudited)	2014	2013
Net income (loss)	$(213)	$1,409
Plus:
Loss on derivatives, net	31,112	16,860
Cash settlements (paid) received for matured commodity derivatives, net	(1,431)	3,777
Cash settlements received for early terminations of derivatives, net	76,660	—
Loss on disposal of assets, net	21	—
Write-off of deferred loan costs	124	—
	106,273	22,046
Income tax adjustment(1)	(37,270)	(7,429)
Adjusted Net Income	$69,003	$14,617

Adjusted Net Income per common share:
Basic	$0.49	$0.11
Diluted	$0.49	$0.11
Weighted-average common shares outstanding:
Basic	141,067	127,200
Diluted	141,067	128,851
_______________________________________________________________________________

(1)
The income tax adjustment for the three months ended March 31, 2014 and 2013 is calculated by applying the estimated annual effective tax rates of 35% and 36%, respectively, without regard to discrete items.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depletion, depreciation and amortization, impairment of long-lived assets, write-off of deferred loan costs, bad debt expense, gains or losses on disposal of assets, gains or losses on derivatives, cash settlements of matured commodity derivatives, cash settlements on early terminated derivatives, premiums paid for derivatives that matured during the period, non-cash stock-based compensation and income tax expense or benefit. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our Board, as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies and the different methods of calculating Adjusted EBITDA reported by different companies. Our measurements of Adjusted EBITDA for financial reporting as compared to compliance under our debt agreements differ.
The following presents a reconciliation of net income (loss) for continuing and discontinued operations to Adjusted EBITDA:

	Three months ended March 31,
(in thousands, unaudited)	2014	2013
Net income (loss)	$(213)	$1,409
Plus:
Interest expense	28,986	25,349
Depletion, depreciation and amortization	49,607	65,130
Write-off of deferred loan costs	124	—
Loss on disposal of assets, net	21	—
Loss on derivatives, net	31,112	16,860
Cash settlements (paid) received for matured commodity derivatives, net	(1,431)	3,777
Cash settlements received for early terminations of derivatives, net	76,660	—
Premiums paid for derivatives that matured during the period(1)	(1,959)	(2,676)
Non-cash stock-based compensation, net of amount capitalized	4,329	3,217
Deferred income tax expense	107	1,263
Adjusted EBITDA	$187,343	$114,329
_______________________________________________________________________________
(1) Reflects premiums incurred previously or upon settlement that are attributable to instruments settled in the respective periods presented.